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                                August 26, 1996



National Insurance Group
395 Oyster Point Blvd., Suite 500
South San Francisco, CA 94080

Attention: Mr. Bruce A. Cole, President

Dear People:

This letter agreement (the "Agreement") confirms my understanding and agreement that (i) the following terms and conditions were discussed with me prior to being offered employment, and (ii) I agreed to them at that time and I accept them as terms and conditions of my employment as an employee of National Insurance Group, or any of its subsidiaries which currently exist or may exist in the future. The current subsidiaries of the Company are Fastrac Systems, Inc., Fastrac Systems Inc. Insurance Agent & Broker; and Pinnacle Data Corporation. Any references in this Agreement to the Company shall mean National Insurance Group and its subsidiaries collectively.

I understand and agree that this Agreement supersedes any prior understanding, agreement, discussions or negotiations and that any such prior understanding, agreement, discussion or negotiation does not constitute an agreement between the Company and me and is void as being any such agreement.

My employment by the Company shall be as an employee of the Company ("Employment") and is subject to the terms and conditions set forth in this Agreement, together with all written rules, policies and procedures of the Company that may be in effect from time to time during my employment ("Policies and Procedures").

1.       Compensation.

         1.1 Salary Compensation. My bi-weekly salary shall be $5,000 ("Salary Compensation"), which shall be paid to me in accordance with payroll practices and procedures of the Company, less any applicable withholdings, taxes as required by law and any deductions authorized by me. My Salary Compensation shall accrue from the first day of my Employment, which shall be September 8, 1996. My Salary Compensation may be adjusted, to be increased or decreased on or after the first anniversary of my Employment if I am an employee of the Company at such time.

         1.2 Incentive Compensation. In addition to my Salary Compensation, I shall also be paid additional incentive compensation ("Incentive Compensation") from (i) flood zone determination revenues received by the Company, (ii) fees received by the Company from vehicle and property insurance tracking; and (iii) forced placed hazard property and collateral protection insurance net earned premiums which became earned by the Company and any subsidiaries of the Company, as such revenues and fees are received by the Company and such premiums are earned by the Company during the period from January 1, 1997 until December 31, 1997 (the "Incentive Compensation Period") as follows:

A. 00.35 of one percent of the flood zone determination revenues received by Pinnacle Data Corporation which are in excess of $21,000,000; provided, however, that the term "revenues" shall mean fees and charges received by Pinnacle Data Corporation;

B. 00.55 of one percent of the vehicle and property insurance tracking fees received by Fastrac Systems, Inc. in excess of $6,000,000; provided, however, that any fees and revenues paid to the Company or Fastrac Systems, Inc. by Ford Motor Company or any of its affiliates, including without limitation Ford Motor Credit Company (collectively "Ford"), shall be excluded from the calculation of additional incentive compensation payable to me; provided, further, that the fees and revenues received by the Company or Fastrac Systems, Inc. for vehicle and property insurance tracking fees shall not include any commissions paid to the Company; and





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C.       00.60 of one percent of the net earned premiums (net of any reinsurance premiums or return premiums), of Great Pacific Insurance Company for forced placed property and vehicle collateral protection insurance in excess of $15,000,000; provided, however, that flood insurance shall not be considered to be forced placed property insurance or vehicle collateral protection insurance.

Notwithstanding the foregoing, no revenues, fees, net earned premiums or any other forms of revenues received by the Company from Transamerica Corporation or its subsidiaries or affiliates shall be included in the determination of revenues, fees, net earned premiums or other forms of revenues received by the Company in the determination of Incentive Compensation. Incentive Compensation that may be payable to me pursuant to this Section shall be determined by the Company and paid to me not later than April 30, 1998.

In the event that I am not employed by the Company at December 31, 1997 in the capacity of Executive Vice President - Sales, I will be paid a portion of the Incentive Compensation determined in accordance with the foregoing; provided, however, that any such payment due me shall be pro-rated based upon the actual number of months or partial months that I was employed by the Company during the Incentive Compensation Period divided by the total number of months in the Incentive Compensation Period; unless, however, I cease to be employed by the Company by reason of the termination of my Employment for cause. In the event that my Employment is terminated for cause, I shall have no right to any Incentive Compensation under this Agreement. It is understood and agreed that "cause" shall have the meaning ascribed to the phrase "discharge for cause" in the Personnel Policy and Procedures Manual of the Company now in effect or as revised from time to time or as otherwise used by the Company in the administration of its personnel policies.

It is further understood that any Incentive Compensation payable to me shall be subject to the policies and procedures of the Company now in effect, or as may be implemented; and such policies and procedures may be revised from time to time, including specifically, the determination of any revenues, fees, charges and premiums earned by the Company shall be net of any rebates, returns or discounts. Any such Incentive Compensation shall be subject to the definitions, conditions and terms of the Sales Administration Memoranda issued by the Company and in effect from time to time, including specifically, but not limited to, Sales Administration Memorandum 96-1 of Pinnacle Data Corporation which is attached to this Agreement as Exhibit "A" as it relates to payments due on Delinquent Amounts.

It is understood and agreed that the Incentive Compensation shall be only for the revenues and fees received by the Company during the Incentive Compensation Period and net premiums earned by Great Pacific Insurance Company for forced placed property and vehicle collateral protection insurance during the Incentive Compensation Period. The Company and I do not have any understanding, arrangement or undertaking with respect to any additional incentive compensation for any period after the expiration of the Incentive Compensation Period. I confirm that no representation or promise has been made to me with respect to additional incentive compensation for any period after the expiration of the Incentive Compensation Period.

         1.3 Compensation In Event of Change of Control Under Certain Circumstances. In the event that (i) the Company is acquired by First American Financial at any time during the twelve months following the date of this Agreement, and (ii) I am terminated as an employee of the Company following any such acquisition; and (iii) that any such termination of my employment is not for cause, then in such event, I will be paid, in addition to any other compensation due me (a) Salary Compensation equal to 13 bi-weekly periods and
(b) a pro-rata portion of any Incentive Compensation payable to me from the date of this Agreement to the date of the termination of my employment. For purposes of this Section cause shall have the meaning as cause is defined in the phrase "discharged for cause" in the Personnel Policy and Procedures Manual of the Company now in effect or as revised from time to time or as otherwise used by the Company in the administration of its personnel policies.


         1.4 Eligibility to Participate in Bonus Plans for Senior Management. In addition to my Salary Compensation, and any Incentive Compensation, I understand that I shall be eligible to





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participate in and may receive awards made by the Company under a bonus plan for senior management of the Company as the same may be adopted by the Company. I further understand that any such participation in any such plan shall commence with calender year 1997. I understand that there is no guarantee or assurance that I will be granted any award under any such bonus plan or that any award granted to me would be equal to those granted to other employees of the Company, including but not limited to, officers who hold the same or similar titles or offices or who perform the same or similar duties as me.

         1.5 Reimbursement for Reasonable Business Expenses. I further understand that the Company will reimburse me for any reasonable business related expenses incurred by me for travel, entertainment or other business expenses in accordance with the Policies and Procedures of the Company. All requests for reimbursements or any advances by the Company for expenses shall be on such forms as the Company may require with documentation or substantiation of any such expenses. All requests for reimbursement of expenses or advances shall be approved by one of the following officers of the Company (i) the Chairman of the Board and Chief Executive Officer, (ii) the President; or (iii) any Executive Vice President as may be designated by the Chairman or the President. I understand that I may be issued one or more credit cards issued to me on the account of the Company. I agree that I will use any such charge only for business purposes or, in the event that I use any such credit cards for personal purposes, I will identify any such expense as personal in nature and pay to the Company the amount of any such charges at the time the account is rendered to the Company for payment by the credit card entity. The Company may revoke, modify or suspend its issuance of credit cards to its employees, including me.

2. Position and Title. My position shall be Executive Vice President - Sales of the Company and I understand that I will be elected as an officer of the Company and may be elected as an officer of one or more of the subsidiaries of the Company. I shall have such duties as may be assigned to me by the Chairman of the Board and Chief Executive Officer or the President of the Company at any time or from time to time. I shall report to the Chairman of the Board and Chief Executive Officer or to the President of the Company if the Chairman so designates.

3. Work Hours; Exempt Employee Status. I agree that I will work at least forty hours per week, during the normal business hours of the Company, prevailing local time, however, I understand that I will not receive any additional compensation for any hours that I work in excess of eight hours per day and forty hours per week. As an executive officer of the Company with my duties as Executive Vice President of the Company I understand and agree that my duties may require my services in excess of the services performed by other employees of the Company. I agree that I will devote my full time and attention to the performance of my duties during normal business hours. I further agree that I will not engage in any civic or other activities that would materially interfere with the performance of my duties under this Agreement or as an employee of the Company. I will not engage in any other business or commercial activity.

4. At Will Employment. I understand and agree that my Employment will be "at-will." This means that the Company has the right to and can terminate my Employment at any time, with or without cause, and without notice, and I can terminate my Employment at any time, with or without cause, and without notice. There is no promise that my Employment will continue for a specific period of time, duration or term and there is not there any promise that my employment will be terminated only under particular circumstances. NO POSITION WITHIN THE COMPANY IS CONSIDERED PERMANENT. This Section 4 constitutes the entire agreement between me and the Company regarding the term of my Employment.

5. Vacations. The following is the vacation policy of the Company applicable to me.

         a. My paid vacation time ("Vacation Time") will accrue on the following basis: (i) .0625 of a vacation day for each full working day worked at the Company during each Working Year until such Vacation Time is modified by the Company. A "Working Year" begins on the first day of my Employment and ends 365 continuous days thereafter.

         b. If I do not take any Vacation Time within 180 days from the end of each Working Year of my Employment, the Company will require that I take my accrued Vacation Time and will assign me Vacation Time that must be used by me. I am required to take Vacation Time within the





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180 day period described in Section 5.b because a stacking of accrued Vacation
Time beyond one Working Year into an extended vacation may be a hardship on the Company.

         c. I will give advance written notice of the dates my Vacation Time is to begin and end by completing the Company's Vacation Request Form then in effect ("Vacation Request") and submitting it to my supervisor, no less than 60 days before my proposed Vacation Time will begin. I will be given a written receipt for the Vacation Request and my supervisor will review my Vacation Request with the Company's payroll supervisor. If my supervisor and the payroll supervisor are unable to agree mutually to approve the Vacation Request, my Vacation Request shall be forwarded to the Chief Executive Officer or President of the Company for review (my supervisor, the payroll supervisor, and/or the Chief Executive Officer or President shall be referred to herein as the "Designated Persons"). The Designated Persons can, in their discretion, turn down my request for the proposed dates of Vacation Time in my Vacation Request, but the Designated Persons must provide me with alternative dates which I must use instead. The Designated Persons will provide me with a written acceptance or rejection of the Vacation Request no more than 30 days after I present it to my supervisor.

6.       Health/Life/Welfare Plans.

         a. I will be eligible for coverage under the Company's health/life/welfare plans ("plans"), as may be amended from time-to-time, on the thirty-first consecutive day of my Employment. Even though I will be eligible for the plans on the thirty-first consecutive day of my Employment, the actual date coverage would go into effect on the plans, as respects me or my dependents eligible for coverage, is at the sole discretion of the plans' provider (i.e., the insurance company or plans' trust).

         b. Once I am covered by the plans I will be covered until the earlier of the following:

                 i. The date my Employment ceases, subject to Federal and State laws and regulations regarding the termination date of such coverage, or

                 ii. Coverage for me or the Companies under the plans is terminated by the insurance company or other organization providing these benefits, or

                 iii. The insurance company or other organization providing these benefits refuses to cover me under any of the plans.

7.       Sick Time.

         a. If I do not work because of illness, sickness, disease, accident or disability, at option of the Company, the Company, in its sole discretion, may require me to bring a written notice from my physician, addressed to the Company, on the day I return to work (i) indicating the reason I was unable to work on the days that I missed work and stating "I have determined that (my name) was too ill, sick, diseased, injured or disabled to report to work and perform his duties from (insert date) to (insert date)", and
(ii) stating that I am now able to resume the duties I performed and work the number of hours I was employed to work prior to such absence. I consent to the disclosure by my physician to the Company of such medical information as the Company may be legally entitled to obtain regarding my ability to perform my job.

         b. If sick time pay ("Sick Time") is provided by the Company, it is only payable to me for the times when I am too ill, sick, diseased, injured or disabled to do the work which I was then employed by the Company to do.

         c. Currently, the Company provides me with six (6) Sick Time days during my Working Year. The Sick Time accrues at one-half day per each two consecutive pay periods. At the end of any Working Year, all accrued unused Sick Time is transferred to the next concurrent Working Year. No more than six
(6) Sick Time days may be used in any Working Year. If unused Sick Time days are carried over from one Working Year to the next concurrent Working Year, then the amount of Sick Time days I can accrue in that next concurrent Working Year shall be limited to the difference between the unused Sick Time days carried forward to the next concurrent Working Year and six (6)





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days.

         d. The Company reserve the right to eliminate Sick Time upon 30 days' notice to its employees.

         e. Normal visits to my doctor or dentist, which are not due to illness, sickness, disease, accident or disability of a nature which prevented me from performing the work which I was then employed by the Company to do, shall not be considered Sick Time and I shall prearrange such visit with my supervisor.

8. Unpaid Absences. Any absence from work for any reason that is not expressly compensated pursuant to this Agreement will result in a deduction from my salary compensation, for the appropriate pay period, of an amount equal to the salary compensation I would have been paid for the time of such absence and, in the Company's discretion, I may not be allowed to make up time in this regard. Nothing herein shall operate to authorize an unpaid absence.

9. Car Allowance; Cellular Telephone, Travel Expectations, Office Location and Equipment.

         9.1     Car Allowance.

         I understand and agree that I will be paid a car allowance in the amount of $400 per month. Such amount shall be the total compensation or reimbursement due me from the Company for the use of my motor vehicle for business purposes, whether for mileage, wear and tear, depreciation, repairs, maintenance, upkeep, servicing, replacement or otherwise. I agree to maintain and to keep in force insurance for liability, property damage, and other coverages as the Company may reasonably require.

         9.2 Cellular Telephone Expenses. I shall be reimbursed for cellular telephone expenses related to the business of the Company.

         9.3 Travel Required in Connection with Duties. I understand that my duties as an employee shall require that I travel during the term of my employment with the Company. The areas of the United States to which I shall travel and the frequency of my travel to perform my duties as an employee may be changed from time to time in the sole discretion of the Company.

         9.4     Office Equipment.

                 a. The Company shall furnish me with certain office equipment reasonably necessary to perform my duties, such as, a lap top computer, printer, fax machine and telephone answering machine (collectively "Office Equipment"), or the Company shall advance funds to me in a reasonable amount to purchase the Office Equipment. I agree that the Office Equipment is and shall remain the Company's personal property even though it may become attached or affixed to realty, and title thereto shall remain in the Company exclusively. The Company may require plates or markings to be affixed to or placed on the Office Equipment to indicate the Company's ownership. I shall not sell, assign, sublet, pledge, hypothecate or otherwise encumber or suffer a lien upon or against the Office Equipment loaned hereunder and any such attempt, without the Company's prior written consent, shall be null and void.
I shall not remove any Office Equipment from its installation site without the Company's prior written consent. The Company shall have the right to inspect the Office Equipment and observe its use upon reasonable notice of its intention to so inspect.

                 b. The Company shall pay all shipping charges for delivery of the Office Equipment to me. Upon termination of my employment and unless otherwise agreed upon in writing, I shall promptly return the Office Equipment to the Company in the same condition as when delivered, ordinary wear and tear excepted, at such location as the Company shall designate. The Company shall reimburse me for the shipping charges for delivery of the Office Equipment to the Company.

                 c. I shall not make any alterations, modifications or attachments to the Office Equipment without the prior written consent of the Company. I shall maintain the Office Equipment in good condition, repair and working order.





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         9.5     Office Location.  I agree that during my Employment by the
Company, the Company will provide me with an "office" in which to perform my duties as an employee, the cost, location and lease terms of which are to be approved in advance by the Company. The office shall be located within reasonable commuting distance of my residence.

10. Proprietary Information. I agree to be bound by the terms of the Proprietary Information Agreement and exhibits thereto, which are attached as Exhibit "B" and incorporated by this reference ("Proprietary Agreement"), and, by the rules of confidentiality promulgated by the Company from time to time and applicable to employees of the Company.

11. Outside Activities. Unless I receive official notification to the contrary in writing from either the Chairman of the Board and Chief Executive Officer of the Board or President of the Company ("Official Notice"), the Company does not now nor will it in the future sponsor any kind of event or activity for employees or others, including, without limitation any athletic events. Any participation in an activity by any officer, manager or director of the Company does not in any way signify or imply a change to the foregoing. I assume personal risk for any injury or loss associated with any activity or event, whether I, or my dependents are participants or spectators, unless I have received Official Notice that such activity or event is sponsored by the Company, in which case the activity or event shall be subject to the terms and conditions of that Official Notice.

12. No Promises or Representations With Respect to Career, Advancement, Stock Ownership and other Employment Issues.

         a. No promises of a career opportunity at the Company have been made to me.

         b. No promises of future increases in Salary Compensation, or other compensation payable by the Company have been made to me.

         c. No promises of being able to obtain ownership in the Company have been made to me.

         d. No promises of sharing the profits of the Company have been made to me

         e. No promises of advancement in the Company have been made to me.

         f. No promises of a review of my work and/or performance at the Company have been made to me, but the Company reserve the right to do so at any time.

13. Constitutional Rights and Offensive Conduct. The Company has advised me that it does not condone or approve any matter or thing, written or oral:

         a. that denigrates any person, creed, color, sex, race, religion, national origin, personal persuasion, derivation or political belief;

         b. or anything else that, to the reasonable employer or employee, would be considered offensive.

14. Consequences of Breach by Employee. Any breach by me of the terms and/or conditions of employment set forth in this Agreement or the Policies and Procedures, may result in discipline up to and including termination of my Employment. Timely performance of my duties of Employment is very important to the Company. I agree that I shall be subject to, among other things, the sales and marketing objectives and budgets of the Company which may be applicable to me from time to time and that achieving such objectives, within the time period specified by the Company, is a condition of my employment by the Company.

15. References. If and when the Company is asked for references of any kind on prior or current employees, including me, the Company may withhold any references for any reason.

16. Conditions of Offer. This Agreement and the terms and conditions described in it are subject to (i) my first completing, signing and submitting an Application for Employment to the





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Company, and (ii) the receipt of the following, which the Company may then deem acceptable: my references and background information received from any present or past employer or supervisor, educational institution, law enforcement agency, state and/or federal administrator, credit bureau, collection agency, military branch, the National Personnel Records Center and/or for the purpose of obtaining my motor vehicle history, credit history and/or criminal history.
I hereby release any person and/or entity from any and all liability relating to their furnishing any such information to the Company; provided, that such information relating to me is factually correct.

17.      Modifications to this Agreement.

         a. No promises or changes in my Employment status or concerning any of the terms and conditions of this Agreement or any other matter affecting or relating to my relationship with the Company have been be made to me and I agree that no such promises, or changes are valid unless they are made to me in writing and signed by the Chairman of the Board and Chief Executive Officer or President of the Company, or the person designated in writing by either of them to make such promises or changes.

         b. This Agreement and the terms and conditions described in it cannot be changed orally or by any conduct of either me or the Company or any course of dealings between me or another and the Company. Oral agreements are not binding on the Company. This Agreement is a fully-integrated agreement that stands on its own and requires no other document to interpret its meaning, and is binding by itself and covers all the issues raised within it.

18. Worker's Compensation Insurance. I have been informed that the Company carries Workers' Compensation Insurance, as required by law.

19. Miscellaneous. If my Employment changes from the Company to any subsidiary of the Company, then all of the above terms and conditions remain in force with respect to my Employment by the entity for whom I previously worked and by the entity for whom I am then working. If any term or condition, or any part of a term or condition, of this Agreement or the Policies and Procedures shall prove to be invalid, void or illegal, it shall in no way affect, impair or invalidate any of the other terms or conditions of this Agreement or the Policies and Procedures, which shall remain in full force and effect. The captions to this Agreement are for purposes of reference only and will be ignored in interpreting or construing the meaning of this Agreement. Any waiver by the Company of any breach by me of any term or condition of this Agreement or the Policies and Procedures shall not be construed as a waiver of any subsequent breach by me of this Agreement or the Policies and Procedures.
I acknowledge that I have received a copy of this Agreement.

20. Arbitration. Any dispute between me and the Company relating to this Agreement, the Policies and Procedures or my Employment shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise mandated by law or governmental regulation. Any such arbitration shall occur in San Francisco, California. The fees and expenses of the arbitrator for any arbitration under this Agreement shall be paid by the Company.

21. Governing Law. This Agreement shall be governed by the laws of the State of California.

22. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be full, severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of any such provision that is illegal, invalid or unenforceable, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

23. Headings. The headings for the various sections and provisions of this Agreement are solely for the purpose of ease of reference for the parties and will not be considered in any manner as affecting the construction or interpretation of this Agreement. I have read the foregoing provisions of this Agreement, consisting of this and the preceding twelve pages and I fully





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understand and agree to the terms and conditions of this Agreement as a condition to my employment by the Company.



                                       Dated:  August 26, 1996
----------------------------------
C. Alan Paylor


ACCEPTED and AGREED

NATIONAL INSURANCE GROUP


By:                                    Dated:  August 28, 1996
   -------------------------------
Mark A. Speizer
Chairman and Chief Executive Officer






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